Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

URAMIN LUKISA JV COMPANY
SHAREHOLDERS AGREEMENT

amongst

LUKISA INVEST 100 (PROPRIETARY) LIMITED

URAMIN INCORPORATED

and

URAMINLUKISA JV COMPANY (PROPRIETARY) LIMITED

32.	DOMICILIUM	46
33.	TRANSACTIONS INDIVISIBLE	47
34.	COSTS	47
35.	GOVERNING LAW AND JURISDICTION	47
36.	GENERAL	48

SCHEDULES:

SCHEDULE 1:	EXISTING MINING TITLES

URAMIN – LUKISA JV COMPANY SHAREHOLDERS AGREEMENT

1.	PARTIES

1.1	LUKISA INVEST 100 (PROPRIETARY) LIMITED

1.2	URAMIN INCORPORATED

1.3	URAMINLUKISA JV COMPANY (PROPRIETARY) LIMITED

2.	INTERPRETATION

2.1	The headings to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

	“the/this Agreement”	the shareholders agreement recorded herein, together with all schedules and annexures thereto

“Agreed Business”

the exploration and prospecting for Minerals (in particular, but not limited to uranium) in, on or under the Project Areas with a view, if viable, to pursuing the commercial exploitation of the Project Areas and all matters reasonably ancillary and/or incidental thereto, and such other business as may be agreed between the Parties from time to time in accordance with the provisions of this Agreement

	“Auditors”	the auditors of the Company from time to time, being BDO Spencer Steward as at Signature Date

“the Charter”	the charter on broad-based economic empowerment in respect of the mining and mining-related industries in the Republic published in terms of section 100 of the MPRDA

“Company”	Uramin Lukisa JV Company (Proprietary) Limited, (formerly Uramin-Mago-Lukisa JV Company (Pty), registration number 2005/044619/07

“Decision to Mine”

in relation to each Project, a decision by the Board, on the basis of a Definitive Feasibility Study, to proceed with the development of a commercial mining operation in respect of the relevant Project Area

“Decision Not to Mine”	in relation to each Project, a decision by the Board:

(i) to abandon the relevant project (or any part of the relevant Project Area, in which case the Decision Not to Mine shall apply only to the part so abandoned; or

(ii) on the basis of a Definitive Feasibility Study, not to proceed at the relevant time with the development of a commercial mining operation in respect of such Project

“Definitive Feasibility Study”

in relation to a Project, a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of the viability of the development and mining of Minerals in, on or under the relevant Project Area, in such form and detail as may be required for the purposes of enabling the Board to reach the Decision to Mine or Decision not to Mine, as the case may be, and which shall include (but is not limited to) appropriately detailed information and data in respect of the following issues: ownership, location, geology and ore reserves, metallurgy, mining, materials handling, processing, ancillary facilities and site services, infrastructure for and availability of labour, energy supply, water, environmental impact studies and rehabilitation obligations, capital costs, costs to be incurred to sustain production including initial working capital, the time and critical path to place a mine or mines into production and financing requirements throughout the construction phase, financial analysis (including price sensitivity analysis) assumptions as to mineral prices and utilisation of a discount rate consistent with financing costs at the time as well as project and country risks

“Companies Act”	the Companies Act, No. 61 of 1973 (as amended)

“Directors”	the directors for the time being of the Company

“DME”	the Department of Minerals and Energy in the Republic

“Exploitation”	the commercial exploitation by way of mining for and treatment of Minerals in, on or in respect of a Project Area after the completion of a Definitive Feasibility Study in respect thereof

Existing Mining Titles

the prospecting rights issued in terms of the MPRDA applied for and/or granted to and/or held by the Company, or in respect of which the Company is entitled to take transfer, as at Signature Date, all as listed in Schedule 1

“Exploration”	the commercial exploitation by way of mining for the treatment of minerals Minerals in, on or under its Project Area after the completion of a Definitive Feasibility Study in respect thereof

“Exploration Phase”

in relation to a Project, the phase of its development prior to the adoption of a Decision to Mine in respect of the relevant Project Area, and “Exploration Budget” and “Exploration Program” shall mean any relevant budget and program, as the case may be, pertaining to such phase (or part thereof) approved by the Board from time to time

“Financial Year”	the financial year of the Company as described in clause 16.7

“Financial Statements”	the annual audited financial statements of the Company in respect of a Financial Year

“HDP”	bears the meaning assigned to the term “historically disadvantaged persons” in section 1 of the MPRDA

“IFRS”	International financial reporting standards approved from time to time by the International Accounting Standards Committee

“LIBOR”	the London Bank Inter-Offered Rate, as quoted from time to time by Barclays Bank plc

“License Date”	in relation to each prospecting and/or mining right applied for and/or held by the Company from time to time:

	(i)	the later of the date upon which -

		(a)	the DME has confirmed the grant thereof to the Company; and

		(b)	such right has been notarially executed and registered in the Minerals and Petroleum Titles Registration Office in favour of the Company

	(ii)	the DME has finally refused the grant thereof to the Company and the Company has resolved not to opposed or contest such refusal

“Lukisa”	Lukisa Invest 100 (Proprietary) Limited, registration number 2001/020922/07, trading as Lukisa Resources

“Market Value”

The manager appointed by the Company from time to time to conduct Exploitation and/or Exploitation as contemplated in clause 9, it being recorded that until completion of the Definitive Feasibility Study in respect of each Project or the appointment of any other person as Manager in terms of clause 9.3, the Manager shall be Uramin

“Market Value”

in respect of a Shareholding Interest, shall be the market value thereof determined by an independent individual or company (operating in the Republic who is experienced in valuations for the mining industry and approved by the Parties, and failing such approval, nominated by the Auditors) appointed by the Company (at the cost of the Party, the value of whose Shareholding Interest is required to be determined); and who in so determining, shall be deemed to be acting as an expert and not as an arbitrator and whose determination shall, in the absence of manifest error, be final and binding on the Parties

“Minerals”

bears generally the meaning ascribed thereto in section 1 of the MPRDA, and in respect of the Agreed Business, means in particular (but is not limited to) uranium, molybdenum and minerals mineralogically associated therewith having a commercial or saleable value, to the extent that the Company shall from time to time hold and/or have applied for and/or intend to acquire Mining Titles thereto

“Minerals Act”	the Minerals Act, No. 50 of 1991

“Mineral Rights”	rights in and to Minerals as provided for in the MPRDA

“Mining Titles”	collectively, any right to explore, prospect for and/or mine Minerals applied for, granted or issued to and/or held or acquired by the Company from time to time in terms of the applicable Mining Laws

“Minister”	the Minister of Mineral and Energy Affairs of the South African government from time to time

Mining Information

all knowledge owned and/or licensed to the Company and/or available to the Parties with respect to the Project Assets and/or any Project Area, including but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, electromagnetic or optical disks, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes and other relevant information and data in whatever form

“Mining Laws”

Collectively, the Minerals Act, the MPRDA and the Charter and any other applicable legislation or governmental enactment that may be promulgated from time to time regulating the rights of persons to explore, prospect and/or mine for Minerals in the Republic and insofar as applicable to any rights in or to Minerals acquired by or issued to the Company in any jurisdiction outside of the Republic, the relevant legislation regulating such Mining Title in that jurisdiction

“MPRDA”	the Minerals and Petroleum Resources Development Act, No. 28 of 2002

“Parties”	Uramin, Lukisa and the Company, and a “Party” shall mean each or any of them as the context requires

“Permitted Successors”	any person who acquires a Shareholding Interest from a Shareholder and binds itself as Party to this Agreement in accordance with its provision

“Prime Rate”

the rate of interest, nominal annual compounded monthly in arrears, charged from time to time on overdraft by First National Bank, a division of Firstrand Bank Limited (“the bank”) to its corporate customers, as certified by any officer or manager of the bank (whose appointment or authority it shall not be necessary to prove), and whose certificate shall be final and binding on the Parties in the absence of manifest error

“Profits”	the net after-tax profits of the Company in respect of each Financial Year determined in accordance with IAS

“Project”

any separate or distinct Mineral exploration and/or exploitation project undertaken by the Company from time to time in respect of the Project Area (or any part thereof), as designated from time to time by the Board

“Project Areas”

the geographic area or areas encompassed as at Signature Date by each of the Existing Mining Titles and Specified Prospecting Rights, and after the Signature Date shall include all and any other prospecting and/or mining rights held and/or applied for and/or intended to be applied for by the Company from time to time

Project Assets”	any and all assets of whatsoever nature, whether tangible or intangible, owned by the Company and/or used by the Company in connection with the Agreed Business, including without limitation:

	(i)	the Existing Mining Titles;

	(ii)	the Mining Information;

	(iii)	any prospecting and/or mining and/or other rights applied for, granted or issued to or acquired or held by the Company at any time on or after Signature Date;

(iv) all and any rights or interests of the Company in and to any immovable properties, whether or not registered in its favour; and

(v) all and any other assets or rights of whatever nature owned by the Company as at Signature Date and/or acquired at any time on or after Signature Date

“Related Party”	with respect to any Party:

	(i)	its holding company or any subsidiary of its holding company; or

	(ii)	its associates or an associate of its holding company or of a subsidiary of its holding company; or

	(iii)	any corporation, limited or general partnership, association, company, joint venture, trust, unincorporated organisation or other entity analogous to any of the foregoing:

(a)

of which 30% or more of the equity ownership (or comparable interest) or 50% or more of the ordinary voting power or management control is directly or indirectly vested in or exercised by such Party; or

(b) which directly or indirectly owns 30% or more of the equity (or comparable interest) or 50% or more of the ordinary voting power of, or exercises management control over, such Party; or

(c) over which management control is exercised directly or indirectly, by an entity referred to in (b) above

“the Republic”	the Republic of South Africa

“Restricted Matters”	the matters referred to in clause 17

“Shares”	ordinary shares of R0,01 each in the issued share capital of the Company

“Shareholder”	any person who is a beneficial owner of Shares, and “Shareholding” shall have the corresponding meaning

“Shareholding Interest”	in relation to any Shareholder, such Shareholder’s shareholding in and its claims on loan account against the Company

“Signature Date”	the date of signature of this Agreement by the Party last in time to sign the Agreement

“Uramin”

Uramin Incorporated, a company incorporated under the International Business Companies Act of the British Virgin Islands under registration number 643886, the shares of which are listed on the Alternative Investment Market of the London Stock Exchange

2.3

Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.4	Unless inconsistent with the context, an expression which denotes:

2.4.1	any gender includes the other genders;

2.4.2	a natural person includes an artificial person and vice versa;

2.4.3	the singular includes the plural and vice versa.

2.5	Unless inconsistent with the context or save where the contrary is expressly indicated:

2.5.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.5.2

a reference to "days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" shall be any day other than a Saturday, Sunday or official public holiday in the Republic. Any reference to "business hours" shall be construed as being the hours between 08h30 (eight hours and thirty minutes) and 17h00 (seventeen hours) on any business day. Any reference to time shall be based upon South African Standard Time.

2.5.3

when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the last day shall be the next succeeding business day;

2.5.4	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a business day, the relevant day for payment shall be the subsequent business day;

2.5.5

in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a business day, the relevant day for performance shall be the subsequent business day;

2.5.6	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.5.7

any reference in this Agreement to this agreement or to any other agreement or document shall be construed as a reference to this Agreement or (as the case may be) such other agreement or document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.5.8	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement;

2.5.9	references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.5.10	a reference to a Party includes that Party’s successors-in-title and permitted assigns.

2.6	The rule of construction that the contract shall be interpreted against the Party responsible for the drafting or preparation of this Agreement, shall not apply.

2.7

The interpretation and/or application of any term or provision of this Agreement shall not be affected by the fact that this Agreement has for convenience and ease of reference been separated into Parts.

2.8	The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

3.	RECORDAL

3.1	Uramin and Lukisa wish to co-operate with each other through the vehicle of the Company in the conduct of the Agreed Business.

3.2

The Parties wish to regulate in writing their relationship inter se as shareholders in the Company and as between the Company and its shareholders, as well as the basis upon which they will conduct the Agreed Business, on the terms and conditions set out in this Agreement.

4.	DURATION OF AGREEMENT

4.1	This Agreement shall come into effect on the Signature Date and shall be and remain binding on each of the Parties and/or its Permitted Successors or assigns unless otherwise agreed.

4.2

This Agreement l supersedes and replaces in their entirety, with effect from the Signature Date, all and any prior agreements entered into between the Company, Lukisa and Uramin in respect of the subject matter of this Agreement only, namely the terms of the joint venture arrangements between the Parties with regard to mining related activities in the Republic and all considerations ancillary thereto.

5.	RELATIONSHIP OF THE PARTIES

The relationship of the Parties amongst themselves shall be governed by the terms of this Agreement and nothing contained herein shall be deemed to constitute a partnership between them and neither shall they by reason of the actions of any one of them incur any personal liability as co-partners to any third party and none of them shall be entitled or empowered to represent or hold out to any third party that the relationship between them is that of partnership.

6.	CAPITAL STRUCTURE OF THE COMPANY

6.1	The Parties record that, as at the Signature Date:

6.1.1	the authorised share capital of the Company comprised R1 000,00, consisting of 100 000 Shares: and

6.1.2	the paid-up and issued share capital of the Company comprised R120,00, consisting of 12,000 Shares, of which::

6.1.2.1	8,880 Shares, representing a 74% interest in the Company, are issued and registered in the name of Uramin: and

6.1.2.2	3,120 Shares, representing a 26% interest in the Company, are issued to and registered (or registrable) in the name of Lukisa.Uramin - 7 800;

6.2

Without limiting the generality of any other provision of this Agreement, the Parties record that Uramin shall be entitled at any time to hold its shareholding Interests through one or more Related Party to Uramin, provided that such entity shall have bound itself in writing as a Party to this Agreement and Uramin shall have guaranteed the obligations of such Related Party.

7.	BOARD

7.1	The Parties shall procure that:

7.1.1	the Board shall consist of t of not fewer than 3 and not more than 7 Directors;

7.1.2

each Shareholder shall be entitled (but not obliged) to nominate, appoint, remove and replace 1 (one) Director in respect of each completed 12,5% Shareholding held by it; provide that, for so long as Uramin and Lukisa shall be the only Shareholders holding 74% and 26% respectively of the Shares;

7.1.2.1	Uramin shall be entitled (but not obliged) to nominate, appoint, remove and replace 4 Directors; and

Lukisa shall be entitled (but not obliged) to nominate, appoint, remove and replace 3 Directors.

7.2

Should a Shareholder’s entitlement to appoint one or more directors in terms of 7.1.2 cease, such Shareholder shall forthwith at its own expense procure the removal of that number of its appointees to the Board and indemnifies the Company and the other Parties accordingly (including but not limited in respect to any claim by such Director for wrongful or unfair dismissal or redundancy or other compensation arising out of such removal or loss of office);

7.3

Each Director shall be entitled to appoint an alternate to the Board. A person (who may also be a Director) may be appointed as alternate to represent more than one Director. Any person so appointed as an alternate director shall have a separate vote on behalf of each Director he is representing in addition to his own vote (if any) as a Director. An alternate director, whilst acting in the place of a Director, shall, in the absence of such Director, exercise and discharge all the duties and functions of the Director or Directors he represents. The appointment of an alternate director shall cease on the happening of any event which, if he is or were a Director, would cause him to cease to hold office as a Director of the Company or if the Shareholder who appointed the Director in respect of whom he is the appointed alternate director ceases to be a Shareholder, or if the Director in respect of whom he is appointed an alternate director gives notice to the Company that his appointment as such has been terminated..

7.4	All appointments of Directors and alternate Directors shall be on written notice to the other Shareholders and the Company;

7.5	For so long as Uramin holds the greatest number of Shares, the chairman of the Board shall be appointed by Uramin from among the Directors appointed by it, it being agreed that:

7.5.1	the chairman shall preside at meetings of the Board and Shareholders; and

7.5.2	the chairman shall not have a second or casting vote;

7.6

Each Director shall be entitled, at any meeting of the Board, to exercise a number of votes equal to the total number of Shares beneficially held by the Shareholder which nominated such Director pursuant to the provisions of clause7.1.2, divided by the number of Directors nominated by such Shareholder present and entitled to vote at such meeting, rounded up to the nearest whole figure; and subject to the provisions of this Agreement and the Companies Act, resolutions of Directors in order to be of force and effect must be approved by a simple majority;

7.7

A quorum for all meetings of the Board shall be 3 Directors, at least 1 of whom shall be a Director appointed by Uramin and 1 of whom shall be a Director appointed by either Lukisa, present in person or by proxy at commencement of the meeting. If, within 10 minutes from the time appointed for a meeting of the Board, a quorum is not present, the meeting shall stand adjourned until the same day at the same time in the next week (or, if that day is not a business day, then the next business day), and all members of the Board shall be given written notice of such adjourned meeting. If at the adjourned meeting a quorum is not present within 10 minutes of the time appointed for the holding of that adjourned meeting, the Directors present at such adjourned meeting shall constitute a quorum for the purposes of transacting the business for which the original meeting shall have been convened. In all other circumstances, a new meeting of the Board shall be convened. . The Board shall appoint a secretary whose responsibility it shall be to record the minutes of all meetings of the Board and to distribute such minutes to each of the Shareholders and to the Directors. The secretary shall, from time to time, as directed by the Board, convene meetings of the Board by delivery of not less than 48 (forty-eight) hours written notice to the Directors (or such shorter notice as may be necessary in the circumstances in the case of any urgent meeting, which notice shall not be less than 4 (four) hours unless otherwise agreed by all the Directors, it being agreed by the Parties that for purposes of giving notice of any meeting of Directors, notice may be given by way of email or other electronic means, including by way of short message services on mobile telephony. The secretary shall have such other powers and/or duties as the Board may from time to time determine.

7.8	The Board will meet at least once per quarter, provided that any 2 Directors, acting together, shall be entitled on notice to the others of them to convene a meeting of the Board.

7.9

Unless otherwise agreed by the Parties, meetings of the Board shall be held in Johannesburg, provided that, subject to proper notice as contemplated in this Agreement having been given or waived, meetings of the Board and all committees of the Board may be held by means of such telephone, video, electronic or other communication facility as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

8.	SHAREHOLDERS’ MEETINGS

8.1

Subject to the provisions of the Companies Act in relation to special resolutions, a quorum for all Shareholders’ meetings of the Company (including any adjournment thereof) shall be members present in person or represented by proxy holding at least 60% of the Shares, provided always that for so long as Uramin and Lukisa shall remain shareholders holding shares representing more than 20% of the issued share capital of the Company, each shall be present in person or represented by proxy.

8.2

If, within 30 minutes from the time appointed for a Shareholders’ meeting, a quorum is not present, that meeting (“the first meeting”) shall stand adjourned until the same day and at the same time in the next week (or, if that day is not a business day, then to the next business day). Notice in writing of the adjourned meeting shall be given by the Company to all the Shareholders forthwith after the first meeting. If at the adjourned meeting a quorum is not present within 15 minutes of the time appointed for the holding of that adjourned meeting, those Shareholders present at such adjourned meeting shall constitute a quorum and may transact the business for which the meeting was originally convened. In all other circumstances, a new meeting shall be convened.

8.3

Voting at all Shareholders meetings shall be conducted on the basis of a poll (save for the appointment of the chairman to preside at such meeting, in circumstances where the chairman of the board is unavailable to preside at such meeting), and save and except for the Restricted Matters, all decisions taken, to be valid and effective, must have been adopted by simple majority.

8.4	Save as may otherwise be agreed in writing from time to time by all of the Shareholders, the provisions of clause7.8 and 7.10 shall apply mutatis mutandis to meetings of the Shareholders.

8.5

A resolution in writing circulated to all the Shareholders and signed by all of them shall be as valid and effectual as if such resolution had been passed at a Shareholders’ meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more of the Shareholders. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date of the latest signature by the Shareholders signing such resolution. A facsimile copy of the resolution signed by a Shareholder shall be acceptable evidence that such resolution has been signed by the Shareholder whose signature appears on that facsimile; provided always that such Shareholder shall have signed the original copy of the resolution and such original copy shall be retained in the records of the Company as specified in the Companies Act. Should a written resolution circulated to all Shareholders not be signed by all the Shareholders, such resolution shall be of no force or effect and the matter or matters which are the subject of such written resolution shall be referred to a Shareholders’ meeting for consideration.

9.	BUSINESS OF THE COMPANY

9.1	The Parties shall procure (insofar as they are legally able) that with effect from the Signature Date:

9.1.1	the only business conducted by the Company shall be the Agreed Business;

9.1.2	subject to the provisions of this Agreement, the overall supervision, control and direction of the Agreed Business and the Company shall vest in the Board;

9.1.3

without limiting the generality of the powers, duties and/or authorities of the Board, the Board shall be responsible for receiving, considering, approving (with or without amendment) and/or rejecting all budgets applicable to the activities of the Company and the conduct of the Agreed Business from time to time and the adoption of any Decision to Mine or Decision not to Mine, as the case may be; and and the Joint Venture from time to time and shall make the Decision to Mine or Decision Not to Mine, as the case may be;

9.1.4

the members of the Board and the employees of the Company having executive functions and responsibilities shall have familiarised themselves with the provisions of this agreement and shall have undertaken to discharge their respective duties, functions and responsibilities for and on behalf of the Company in a manner which will not result in any breach by the Company of its provisions.

9.2

The Parties record that subject always to the overall direction and control of the Board, at all material times prior to the Signature Date, Uramin has been the Manger in respect of the -day-today conduct and management of the Agreed Business and the affairs of the Company in respect of the matters more fully described in clause 9.3 below, and unless and until otherwise resolved by the Board in accordance with the provisions of clause 9.3, shall continue with effect from Signature Date to act in that capacity on materially the same basis as previously. Save as otherwise provided for herein, Uramin shall be entitled to be reimbursed by the Company in respect of the costs, charges or expenses demonstrably incurred in connection with the conduct and management of the Agreed Business and the Company.

9.3

Without derogating from the generality of the aforegoing, the Parties shall procure that, if deemed expedient by the Board, the Board shall formally appoint Uramin or such other party as it may deem appropriate as the Manager in terms of an arms-length written management services agreement, on terms and conditions to be negotiated between the Company and the manager, to conduct and carry out the Exploration and all ancillary business activities and operations relating thereto (including but not limited to the preparation and submission to the Board of the Definitive Feasibility Study in respect of any relevant Prospecting Area) and thereafter, as directed from time to time, the Exploitation, and which management services agreement shall provide, amongst other matters; for:

9.3.1	any compensation payable by the manager;

9.3.2

the Manager to be responsible for the preparation and submission to the Board from time to time or as directed of the Exploration Programmes, Exploitation Budgets and Exploration Reports, or any amendments or modifications thereof.

9.4

Subject to the overall control and direction of the Board the Manager shall manage and administer on a day-to-day basis the Company and the Agreed Business. The Manager shall be accountable and shall report to the Board and its sub-committees in respect of its management and administration of the Company and the Agreed Business, and shall comply in all respects with the requirements and directions of the Board and its sub- committees from time to time.

9.5

unless otherwise specifically so resolved by the Board, the Company shall have no employees and/or personnel of any kind, permanent or temporary, nor (save in respect of any fees, costs or charges payable in connection with the management, administration and conduct of the Agreed Business by the Manager and/or the Management Committee, as approved by the Board from time to time) shall the Company incur any fixed or recurring expenses of an operating nature;

9.6	the Board shall, inasfar as possible, adopt and apply:

9.6.1	the recommendations of the King Commission on Corporate Governance; and

9.6.2

a code of conduct which will deal with all issues relating to black economic empowerment and public relations (including, without limitation, relations with the employees of the Company from time to time). The code of conduct shall include (but shall not be limited to) a policy of non-racism, employment equity, and the maintaining of good relationships with the local community and with all workmen and/or independent contractors appointed by the Company from time to time.

9.7

the Board shall be entitled to form sub-committees and to delegate to such sub- committees such of the powers and responsibilities as the Board may determine from time to time, provided always that for so long as Uramin and Lukisa shall remain shareholders holding shares representing more than 20% of the issued share capital in the Company, each such sub-committee shall have at least one member appointed by each of Uramin and Lukisa. Without limiting the generality of the foregoing, the Board shall, as and when it deems it expedient to do so in furthering or facilitating the orderly conduct of the Agreed Business form

9.7.1

a management committee to supervise and interact with the Manager in respect of the -day-today conduct of the Agreed Business (including all matters of a technical nature) and to report to the Board in respect of the Manager’s administration of the Company and the conduct of the Agreed Business, on the basis, at such time and in such manner as the Board, in consultation with the management committee, may determine from time to time;

9.7.2	an audit committee, on the basis described in clause16.6;

9.7.3

as and when the Company shall employ any employees, a remuneration committee, consisting of 3 members, appointed by the Board, and which committee shall be chaired by a Director. The remuneration committee shall consider and make recommendations to the Board in respect of the remuneration of the employees of the Company.

9.8

Where any obligation is placed on the Board and/or the Directors and/or any sub- committee of the Board (or any of them) in terms of this Agreement, the Parties shall use their respective reasonable endeavours inasfar as they shall be able and entitled to do so, to procure that the Board and/or the Directors (or any of them) shall comply with and shall perform such obligation timeously and appropriately in the circumstances.

9.9

The Parties expressly record that the management committee contemplated in clause 9.7.1 shall be entitled from time to time to agree to such minor variations or adjustments of the Exploration or Exploitation Budget and/or Exploration or Exploitation Program, as the case may be, as shall be necessary in its reasonable discretion, in consultation with the Manager, to deal appropriately with the day-to-day exigencies (and/or any unforeseen emergencies) arising during the Exploration or Exploitation (for which purpose, a minor variation or adjustment shall be deemed to be any variation or change, on a cumulative basis, of less than 10% in aggregate in any approved Exploration or Exploitation Budget and/or any variation or change which will or may have the effect of postponing or delaying any scheduled works encompassed by an Exploration or Exploitation Program, as the case may be, of less than 6 weeks).

10.	BUDGETS

10.1

The Board (or if so directed, the management committee) Management Committee shall procure that the Manager shall, by no later than 1 calendar month before the end of the Financial Year during the currency of the is Agreement, or such other late date as the Board may determine prepare and submit to the Board a budget, in respect of the conduct generally of the Agreed Business, based on its proposed Exploration Program (or Exploitation Program, as the case may be), in respect of the following Financial Year. The Manager shall prepare such budget in such format as the Board (or the Management Committee, in consultation with the Board) shall determine from time to time.

10.2

The Board shall consider each budget (and concomitant program) prepared by the Manager, and in so doing shall act reasonably and take into account generally accepted mining industry practices, sound economic principles and the best interests of the Company. The Board shall approve (with or without amendment) or reject the budget, by not later than one month after the budget shall have been delivered to the Board for its consideration. In the event that the Board shall have rejected the budget, the Manager shall as soon as reasonably possible in the circumstances prepare an amended budget, which shall be submitted to the Board for further consideration.

10.3

The Board (or if so directed, the Management Committee) shall, at least once every quarter during the currency of this Agreement, review the financial performance and progress of the Company as measured against the budget. The Management Committee (if then applicable) shall report to the Board in respect of its review of the financial performance and progress of the Company as measured against the budget and shall make appropriate recommendations to the Board. The Board shall consider the financial performance and progress of the Company as measured against the budget, and the submissions of the Management Committee, in order to take account of and to assess changed economic and/or other relevant circumstances and/or the exploration or mining or other operations actually carried on by the Company. In so considering the budget, the Management Committee and the Board shall act reasonably and shall take into account generally accepted mining industry practices, sound economic principles and the best interests of the Company.

10.4

In the event that it will be necessary and/or desirable, in the view of the Board, to amend the budget, the Manager shall, on the instruction of the Board, prepare such amended budget and submit same to the Board for consideration.

10.5

The Manager shall implement and shall report on an ongoing basis (but in any not less frequently than once in each quarterly period) to the Management Committee in respect of its implementation of the budget (and concomitant program) in accordance with its terms, provided that, in the event that the Board (or the Management Committee) shall have rejected any budget in terms of clause10.2, the Manager shall implement the previous budget approved by the Board, notwithstanding that the period in respect of which such budget shall have been prepared and approved shall have expired.

10.6

The Manager shall immediately notify the Board (or the Management Committee, as the case may be, who shall in such case, subject to 9.9, report to the Board in respect of any such material departure from any budget or program, as the case may be, and shall make recommendations to the Board in connection therewith of any material departure from any budget or program (for which purpose, “material” shall be deemed to be a variance of 10% or more in any headline item in any approved annual budget and/or a delay of 6 or more weeks in any scheduled work programme).

11.	EXPLOITATION PROGRAM

The Parties shall procure that:

11.1

The Manager (if applicable, in consultation with the Management Committee) shall from time to time after the finalisation of a Definitive Feasibility Study in respect of any Project prepare and deliver to the Board for its consideration an Exploitation Program, which shall:

11.1.1	deal with the conduct of each Project following the finalisation of the Definitive Feasibility Study relating thereto, on a monthly basis;

11.1.2	deal with the conduct of the other business of the Company on an annual basis; and

11.1.3	be revised not less frequently than every six months or otherwise as directed by the Board (or the Management Committee, as the case may be).

PART THREE –FUNDING AND ACCOUNTING MATTERS

12.	FUNDING

12.1	Funding prior to-Definitive Feasibility Study

12.1.1	The Parties record that prior to the Signature Date, Uramin provided all funding required for the activities of the Company (“the Prior Funding”.

12.1.2

Uramin hereby undertakes to advance to the Company all funding required by the Company in relation to each Project undertaken by it for purposes of the Exploration, up to and including the preparation of a Definitive Feasibility Study in respect of such Project (“the Uramin Funding”).

12.1.3

It is expressly recorded and agreed that, save as otherwise provided hereinafter, prior to the preparation of the Definitive Feasibility Study in respect of a Project, none of the Shareholders other than Uramin shall be obliged to contribute any funding to the Company or to incur any expenditure or liability whatsoever for or on behalf of the Company in respect of such Project.

12.1.4	Notwithstanding clauses 12.1.1 and 12.1.3 above:

12.1.4.1

insofar as Lukisa may elect in writing to provide funding to the Company in relation to any Project prior to the preparation of a Definitive Feasibility Study pertaining thereto, it shall be entitled (and if so elected, obliged) to do so pro rata in proportion to its Shareholding, in which event the same terms applicable to the Uramin Funding shall apply to such funding advanced by it; and

12.1.4.2

insofar as any Party is able to procure third party funding for costs incurred by the Company prior to the preparation of a Definitive Feasibility Study in respect of any Project, and subject further to such funding being on terms more advantageous to the Company than the terms applicable to the Uramin Funding and otherwise commercially acceptable to the Board, the Parties shall use their respective reasonable commercial endeavours to procure that the Company uses such third party funding instead of the Uramin Funding.

12.2	Post Definitive Feasibility Study Funding

12.2.1

After the preparation and completion of a Definitive Feasibility Study in respect of a Project, it is intended that, insofar as possible, the Company will thereafter in relation to such Project procure finance facilities and/or raise such funding (“Project Funding”) as it may require from time to time for purposes of the Exploitation from outside sources, in accordance with the specific finance required by the Company in connection with the particular Project and based generally on the Company’s own creditworthiness and otherwise on commercial terms reasonably acceptable to the Board. The Parties undertake to use their respective reasonable commercial endeavours to co-operate with and assist the Company to raise such Project Funding, including (without limitation) furnishing to any Lenders contemplated in clause 13 the security envisaged therein.

12.3	Terms Applicable to Uramin Funding

The following terms shall apply to the Uramin Funding:

12.3.1	the Uramin Funding shall accrue interest on the balance outstanding from time to time at the Prime Rate plus [***]; and ..

12.3.2

the Uramin Funding shall be repayable by the Company to Uramin as a first charge against any Profits generated by the Company or amounts available for distribution by the Company to its Shareholders and prior to the payment of any dividends and/or other distributions whatsoever to the Shareholders, or if Uramin so elects may be repayable from the proceeds of any Project Funding raised by the Company in respect of any Project at any time after completion of any Definitive Feasibility Study.

12.4	General Funding Provisions

12.4.1

Subject to the provisions of clauses 12.1 to and12.3 inclusive and clause 17, the Board shall, from time to time, determine the amount of any Project Funding required by the Company, the time or times when such Project Funding shall be required and the manner in which and the terms on which, if so resolved by the Board, the Shareholders shall be obliged to provide such Project Funding.

12.4.2

In the event that the Board shall have determined that the Company shall require Project Funding from the Shareholders, the Board shall deliver a written notice (“the Funding Notice”) to each of the Shareholders, specifying:

12.4.2.1

the aggregate amount of the Project Funding required by the Company and the amount of the Project Funding to be contributed by each of the Shareholders, it being recorded that all Project Funding shall be contributed by the Shareholders pro rata to their respective Shareholdings from time to time;

12.4.2.2

when such Project Funding shall be required, it being recorded that the Shareholders, or any of them, shall not be required to provide any Project Funding before the expiry of a period of not less than 30 business days after the delivery of the Funding Notice to each Shareholder;

12.4.2.3

whether such Project Funding shall be required to be contributed by way of subscription for new Shares in the Company, or by way of loans to the Company, or by way of a combination of subscription for new Shares in the Company and loans to the Company;

12.4.2.4

in the event that the Project Funding, or any portion thereof, shall be required to be contributed by way of subscription for new Shares in the Company, the number of Shares in respect of which each Shareholder shall be obliged to subscribe and the subscription price payable in respect of such new Shares. The subscription price in respect of such new Shares shall be expressed as the aggregate per Share of the par value of such Share and the premium in respect of such Share determined by the Board; and

12.4.2.5

in the event that the Project Funding, or any portion thereof, shall be required to be contributed by way of a loan or loans to the Company, the amount to be lent and advanced to the Company by each Shareholder and the terms upon which such amount shall be lent to the Company.

12.4.3

On the delivery of any Funding Notice to each of the Shareholders, each of the Shareholders shall be obliged to and shall contribute the Project Funding required in terms of the Funding Notice to the Company at the time, on the basis and on the terms set out in the Funding Notice. In the event that any Shareholder shall fail, for whatever reason, to comply with its obligations in terms of any Funding Notice, the provisions of clause 14shall apply.

12.4.4

Without derogating from the generality of the aforegoing provisions of this clause12.4 or any other provision of the Agreement, Uramin undertakes in favour Lukisa that in the event that Lukisa is called upon to contribute Project Funding to the Company on the terms contemplated in this clause12.4 that Uramin shall, if so requested in writing by Lukisa, advance to the Company, as specified in the applicable Funding Notice. All such funding advanced by Uramin to the Company at Lukisa’s request shall be dement to constitute a demand loan (“Uramin-Lukisa Loan”) made by Uramin to Lukisa , to which the following terms and conditions shall be applicable:

12.4.4.1	the outstanding amount of the Uramin-Lukisa Loan from time to time shall attract interest at the Prime Rate plus [***];

12.4.4.2

unless otherwise agreed in writing between Uramin and Lukisa, the Uramin- Lukisa loan shall be repayable as a first charge against any dividends and/or other amounts (“Distribution”) which may become payable by the Company to Lukisa in its capacity as a Shareholder, however and wherever arising;

12.4.4.3

The Company shall maintain a separate notional loan account in its books and records in the name of Uramin in respect of the Uramin-Lukisa Loan,and shall record therein all transactions relating to and/or in connection with the Uramin-Lukisa Loan contemplated herein; and

12.4.4.4

Lukisa hereby irrevocably authorises and instructs the Company to pay over to Uramin, for and on its behalf, aand any Distribution payable to Lukisa until the full outstanding balance of the Uramin-Lukisa Loan together will all interest accrued therein, shall have been repaid to Uramin.

13.	GUARANTEES AND SURETYSHIPS

13.1

The Board shall be entitled in its discretion to determine that any funding required by the Company, shall be provided by third parties, in which event the Company shall enter into appropriate agreements of loan (“the Loan Agreements”) with such third parties (“the Lenders”) on terms and conditions to be determined by the Board. In the event that the Lenders shall require, in respect of any Loan Agreement, that the Shareholders shall bind themselves as sureties for and/or co-principal debtors together with the Company in respect of any amount borrowed by the Company from the Lenders (“the Suretyship Undertakings”), or shall guarantee the obligations of the Company in terms of any Loan Agreement (“the Guarantees”), the Board shall be entitled to deliver a written notice (“the Guarantee Notice”) to each of the Shareholders, specifying:

13.1.1	the amount borrowed by the Company in terms of and the terms and conditions of the relevant Loan Agreement;

13.1.2

that the Shareholders shall be obliged to execute Suretyship Undertakings and/or Guarantees in respect of the relevant Loan Agreement; provided further that nothing herein contained shall impose or be construed as imposing on any Shareholder the obligation to furnish security to a Lender jointly and severally with any other Shareholder and/or to assume any actual or contingent liability for the obligations of the Company to such Lender in excess of its proportionate share, relative to its pro rata Shareholding of the Company from time to time, of such obligations;

13.1.3

when the Shareholders shall be obliged to execute the Suretyship Undertakings and/or the Guarantees, it being recorded that the Shareholders, or any of them, shall not be required so to execute the Suretyship Undertakings and/or the Guarantees before the expiry of a period of not less than 20 business days after the delivery of the Guarantee Notice to each Shareholder; and

13.1.4

the terms and conditions applicable in respect of the Suretyship Undertakings and/or the Guarantees, it being specifically recorded that the Board shall use its reasonable commercial efforts to procure that the Shareholders shall be jointly, but not jointly and severally, liable in terms of such Suretyship Undertakings and/or Guarantees.

13.2

On the delivery of the Guarantee Notice, the Shareholders shall be obliged to and shall execute the Suretyship Undertakings and/or the Guarantees on the basis and at the time required in terms of the Guarantee Notice, failing which the provisions of clause 14shall apply.

14.	FUNDING DEFAULT

14.1

In the event that any Shareholder (“the Defaulting Shareholder”) shall fail, for whatever reason, to provide the Project Funding or shall fail to execute the Suretyship Undertakings and/or the Guarantees required in terms of clause 13 (“the Default Security”), the other Shareholders shall be entitled, without prejudice to any other entitlements which they may have, to advance the whole or a portion of the Project Funding, the Defaulting Shareholders shall be in default (“a Funding Default”) of its obligations in terms of this Agreement, and the Shareholder (or if there shall be more than one shareholder, all or any of them in proportion to their Shareholding, (“the Funding Shareholder”), shall be entitled (but no obliged), without prejudice to any other entitlements which it or they may have hereunder, thereupon to contribute the whole or in part the Defaulting Funding to the Company, or furnish the Default Security to the relevant Lenders and in which event:

14.1.1

The Default Funding so contributed by the Funding Shareholders shall constitute loans (“Default Funding Loans”) advanced by the Funding Shareholders to the Company on the following terms and conditions:

14.1.1.1	the Default Funding Loan shall accrue interest at the Prime Rate plus [***]: and

14.1.1.2

subject to the provisions of clause 12.3, the Default Funding Loan shall be repayable by the Company to the Funding Shareholders(s) in priority to the payments of any dividends or other distributions to the Shareholders;

Provided however that, the Defaulting Shareholder shall nonetheless remain entitled at any time to remedy such Funding Default by contributing to the Company, as and when it is able to do so, such funding (“Remedial Funding”) in respect of the Default Funding, and if it shall contribute any Remedial Funding, the Company shall forthwith apply all such Remedial Funding towards repayment of the Funding Shareholders (pro-rata to their respective Shareholdings) of the then –outstanding Default Funding Loans.

14.2

in the event that any Funding Default by a Default Shareholder shall not have been remedied on the basis contemplated in clause 14.1.1.1, to the reasonable satisfaction of the other Shareholders, within a period of 24 months after the Funding Default concerned shall have occurred, or if in the reasonable opinion of the Funding Shareholder such Funding Default shall at any time be or become incapable of being remedied by the Defaulting Shareholder, any Shareholder shall be entitled to deliver a notice of breach to the Defaulting Shareholder in terms of clause 31.1 and the further provisions of clause 31 shall be applicable.

15.	DIVIDENDS AND CASHFLOW

15.1

Subject to the provisions of this Agreement the Company shall distribute to the Shareholders such portion of the accumulated Profits as the Board shall determine, by the declaration and payment of dividends in such amounts as the Board may, in its discretion, determine from time to time.

15.2

Subject to clauses 12.3.2 and14.1.1.2, the Parties shall procure that the Company shall apply not less than 90% of all amounts available for distribution as Profits to the Shareholders, prior to any distribution of such Profits to the Shareholders in terms of clause 15.1, to the repayment of all amounts owing by the Company to the Shareholders and/or any Related Party of any of the Shareholders from time to time on loan account, provided that:

15.2.1	all such repayments shall be made pro rata to the respective Shareholdings of the Shareholders from time to time; and

15.2.2	all amounts paid to the Shareholders in terms of the repayment of such loan accounts shall be applied in the first instance to interest accrued, and thereafter to capital outstanding.

15.3

The Board shall instruct the Operator, subject to the overall control of the Board, to deposit in a bank account in the name of the Company (“the Bank Account”), all cash revenue of the Company, and all cash amounts paid by the Shareholders in respect of the funding of the Company.

15.4	The Board shall instruct the Manager, subject to the overall control of the Board, to retain sufficient funds in the Bank Account to enable the Company to meet its ongoing commitments.

16.	ACCOUNTING MATTERS

16.1

The Parties shall procure that the Company shall adopt a consistent and as far as possible uniform policy in the preparation of its financial statements in accordance with generally accepted international accounting standards.

16.2

The Company shall, in accordance with IAS, keep full, complete and accurate books of account, records and information (“the Books”) with respect to the affairs of the Company. The Books shall be maintained at the head office of the Company or at such other place as the Board shall determine from time to time.

16.3	Each Party shall have the right, acting reasonably, to have access to, to audit, to examine and to make copies and/or extracts from the Books.

16.4	The initial Auditors of the Company shall be Ernst and Young, Johannesburg.

16.5

The Board shall procure that the accounts of the Company shall be audited annually in arrears by the Auditors from time to time, and that copies of the audited financial statements of the Company shall be delivered to each Party. The accounts of the Company shall be audited in accordance with IAS.

16.6

The Company shall establish and maintain, as a sub-committee of the Board, an audit committee, consisting of at least 2 Directors appointed by the Board (at least one of whom is a Director nominated by Uramin and one of whom is a Director nominated by Lukisa). The audit committee shall be responsible for and shall manage the accountancy and auditing aspects of the Joint Venture and shall report in respect of such management to the Board at such intervals and on such basis as the Board may from time to time require.

16.7	The accounting period of the Company will be from 1 July of each year to 30 June of the immediately following year.

PART FOUR – RESTRICTED MATTERS

17.	RESTRICTED MATTERS

Subject to the provisions of the Companies Act in relation to special resolutions, no decision, whether of the Board or of the members in general meeting of the Company, in relation to any of the matters set out in this clause 17 shall be of any force and effect unless Shareholders holding an aggregate of not less than 75% of the Shares in the Company shall have agreed in respect of such matters–

17.1	the voluntary winding-up of the Company and/or any resolution requiring or proposing such winding-up;

17.2	the entering into by the Company of any business other than that of Mineral exploration and/or mining in the Republic and (to the extent applicable as at the Signature Date), Botswana;

17.3	any material change in the objects of the Company;

17.4	the disposal or hypothecation of the greater part of the assets of the Company;

17.5	save as otherwise provided in clause7, any change to the constitution and/or powers of the Board;

17.6

save as otherwise provided in this Agreement, the approval of agreements concluded between the Company and any Party or any Related Party of any Party which impose a financial obligation on the Company in excess of [***] in aggregate in any Financial Year and/or which is not terminable without penalty on 30 calendar days’ notice;

17.7	save as otherwise provided in this Agreement, the incurring by the Company of any material debt;

17.8	the entering into by the Company of any management of the nature contemplated in clause 9.3;

17.9	any change of the Company dividend policy;

17.10	the approval of any annual budget of the Company;

17.11	the allotment and/or issue of any shares in the authorised capital of the Company;

17.12	the appointment of any agents or sub-contractors to the Company where the consideration payable to such agent or sub-contractor is material;

17.13

the employment by the Company of any full-term senior executive or managerial personnel, including the terms thereof and/or the payment of any profit share or remuneration and bonuses to employees of the Company or any other person (other than a Shareholder) and the making of any offers, or granting of any options, to employees or any other person (other than a Shareholder);

17.14

the dissolution or discontinuance, change or diversification of all or a material part of the Agreed Business or the cessation, permanent suspension or abandonment of any substantial part of the Agreed Business (whether temporary or not);

17.15	the issue of any warrants or options with respect to Shares in the Company;

17.16	any change in the accounting policies of the Company other than as required by law or where required by law, the manner in which such change is to be made;

17.17	any change in the identity of the Auditors of the Company;

17.18

with effect from the date from which the Shareholders shall be obliged to contribute funds pro rata to the Company in respect of a Project, the incurring of any additional expenditure by the Company in relation to such Project in excess of 10% in aggregate of any budget relating thereto which has been duly adopted by the Board;

17.19

the disposal by the Company of the whole or the major portion of its assets or undertaking or the acquisition of any assets (including but not limited to shares, debentures or stock in any company) of a material nature;

17.20	the entering into an amalgamation, merger or consolidation with any other body corporate;

17.21	the granting of loans by the Company in the aggregate in excess of [***] during any Financial Year of the Company;

17.22	the formation, sale or winding up of any subsidiary;

17.23	the provision of any guarantee, suretyship or indemnity for the liabilities of a third party in the aggregate in excess of [***] during any Financial Year of the Company;

17.24

the entering into a partnership or any arrangement for the sharing of Profits, union of interests, joint venture or reciprocal concession with any person other than in the ordinary course of business; and

17.25	the cessation of any material contract not in the ordinary course of business. For the purposes of this clause17.25, “material” means having an aggregate value in excess of [***].

PART FIVE – TRANSFERS OF SHARES

18.	PRE-EMPTIVE RIGHTS

18.1

Subject to clauses 14 and 18.10, notwithstanding any provisions to the contrary in the Company’s memorandum and/or articles of association from time to time, unless otherwise agreed in writing by all of the Shareholders, no Shareholder shall sell or otherwise dispose of or alienate or transfer any of the Shares held by it in the Company save in accordance with the provisions of this clause 18.

18.2

No Shareholder shall be entitled to dispose of any of its Shares or any portion of its Shares in the Company unless it shall, in one and the same transaction dispose of a pro rata portion of its Claims.

18.3	No Shares in the Company shall be sold and/or transferred to any purchaser thereof unless and until such purchaser shall first have bound itself as a party to this Agreement.

18.4

If any of the Shareholders (“the Offeror”) intends to sell or otherwise dispose of or alienate or transfer any of its Shares or Claims or any part of thereof (“the Sale Interest”), the Offeror shall deliver to the other Shareholders (“the Offerees”) a written notice (“the First Notice”) of such intention to dispose of the interest.

18.5

Upon the issue of the First Notice, the Offeror and the Offerees shall negotiate with one another in good faith in an endeavour to establish the price and the terms and conditions upon which the Sale Interest shall be sold to the Offerees, provided that the price stipulated in respect of the Sale Interest shall sound in money in South African Rands.

18.6

Upon conclusion of the negotiations envisaged in terms of clause18.5, [***], the Offeror shall furnish a written notice (“the Second Notice”) to the Offerees stating the terms and conditions, and the price agreed with the Offerees in terms of clause 18.5 [***], provided that the price stipulated in respect of the Sale Interest shall sound in money in South African Rands.

18.7

The Offerees may, [***], accept the offer contained in the Second Notice in full and not in part only by giving written notice to that effect to the Offeror. The Offeror shall forthwith on acceptance of the offer deliver the Sale Interest to the Offerees together with a share transfer form and a cession (if applicable) of the loan accounts, duly signed by the Offeror as transferor and cedent and left blank as to transferee and cessionary, against payment of the purchase price.

18.8	[***].

18.9

If the Offerees reject or do not accept the offer in full [***] of the Second Notice, the Offeror [***], then the Offeror shall again be obliged to follow the procedure set out and stipulated in this clause 18 if it wishes to dispose of the interest, or any part thereof.

18.10

Notwithstanding the other provisions of this clause18, any Shareholder shall be entitled freely and without complying with the provisions of this clause 18 to transfer its interest to any Related Party of such Shareholder (collectively “the Group”) and any transferee shall similarly be entitled to transfer such interest to any other member of the Group; provided that:

18.10.1	any such transferee shall first become a party to this Agreement;

18.10.2

should any transferee cease to be a member at any time of the Group, then prior to such cessation, such transferee shall be obliged, and the transferring Shareholder shall procure that such transferee transfers the interest to another company which is then a member of the Group; and

18.10.3	the transferring Shareholder guarantees the due and proper performance by any such transferee of its obligations in terms of this Agreement.

18.11

It is specifically recorded that, insofar as ministerial consent in terms of Section 11 of the MPRDA shall be required in respect of the transfer by the Offeror of the Sale Interest to the Offerees (or any of them), the Offeror and the Offerees shall co-operate in good faith in making application for and taking all steps reasonably necessary for and incidental to and/or concerning the granting by the Minister of such ministerial consent. In the event that the Minister shall fail and/or refuse, for whatever reason, to grant the ministerial consent in respect of the transfer of the Sale Interest to the Offerees, or any of them (“the Affected Offeree Party”), the Affected Offeree Party shall be entitled in consultation with the Minister and the remaining Offerees (if any) to identify a third party reasonably acceptable to the other Shareholders and in respect of whom the Minister shall be prepared to and shall grant the ministerial consent in respect of the transfer of the Sale Interest to such third party, and the Affected Offeree Party shall be entitled to cede and delegate its rights and obligations arising in terms of this clause 18 to such third party, provided that:

18.11.1	such third party shall, if it shall not already by a Party to this Shareholders’ Agreement, bind itself as a Party thereto; and

18.11.2

in the event that the Affected Offeree Party shall fail, by not later than 60 business days after the Minister shall have refused to grant the ministerial consent in respect of the transfer of the Sale Interest to the Affected Offeree Party, to identify the third party described in this clause 18.11 and to procure the granting by the Minister of the ministerial consent in respect of the transfer of the Sale Interest to such third party, the Affected Offeree Party shall be deemed not to have accepted the Offer, whereupon the provisions of clause 18.9 shall apply.

18.12	No Party shall be entitled, directly or indirectly, to encumber its Shareholding (“the Hypothecation”):

18.12.1

in the event that such Hypothecation is created as security (“the Security”) in respect of a loan (for the purposes of and in connection with the funding of the Company by such Party in terms of clause6.1) from:

18.12.1.1	any bank, as defined in the Banks Act, 1990 (Act No. 94 of 1990) (as amended) (“the Banks Act”); or

18.12.1.2	any other person or any financial institution approved for that purpose by the Registrar of Banks in terms of the Banks Act, on request by the Minister in terms of Section 11(3)(b) of the MPRDA unless and until the bank, person or financial institution in question shall have undertaken in writing that any sale in execution or any other disposal pursuant to the foreclosure of the Security will be subject to the consent of the Minister and shall be subject in addition to the pre-emptive rights of the other Shareholders in terms of the provisions of this clause18; or

18.12.2	without the prior written consent of the Minister in terms of Section 11(1) of the MPRDA.

19.	COME-ALONG

19.1

If a third party offers to purchase the Shares and the loan accounts of all the Shareholders in the Company on identical pro rata terms, and provided that Shareholders holding not less than 70% (seventy percent) of the issued share capital of the Company accept such offer in respect of their Shares (after first having complied with the relevant provisions of clause 18 and the remaining Shareholders having refused the offer made to them in terms of clause 18), then the remaining Shareholders in the Company shall be obliged to and shall be deemed to have accepted the offer of the third party in respect of all their Shares in the Company.

19.2

Each of the Shareholders irrevocably and in rem suam hereby appoints any of the other Shareholders at the time as his attorney and agent to do all such things as may be necessary to comply with the provisions of this clause 1919

20.	TAG ALONG

If a bona fide third party offers to purchase Shares in the Company constituting at least 60% (sixty percent) of the entire issued share capital of the Company, then notwithstanding that Shareholders to whom such offer has been made have complied with the provisions of clause18, such Shareholders shall not be entitled to sell their Shares to such third party unless an offer to acquire a proportionate number of the Shares (and claims on loan account against the Company) is simultaneously made on identical terms by such third party to every other Shareholder of the Company to whom such offer was not made, but who has indicated in writing its willingness to dispose of its Shares in the Company on the same terms and conditions as offered by the third party.

21.	CHANGE OF CONTROL

Lukisa warrants and undertakes in favour of Uramin that for so long as this Agreement shall endure, beneficial ownership of all of its voting securities and effective management control over its business and affairs shall at all times be and remain vested in HDPs of HDSAs on such basis as shall ensure that, save as may otherwise be applicable pursuant to the provisions of clauses 18 and/or be expressly approved by the DMR (and then on such basis as shall not be prejudice or jeopardise and of the Company’s Mining Titles, the voting securities in the Company shall at all times be beneficially owned by HDPs or HDSAs in the proportions necessary from time to time to ensure that the equity ownership of the Company complies at all times with the applicable black economic empowerment requirements of the Mining Laws and no conditions attaching to the Mining Titles in respect of the interests of HDPs or HDSAs therein shall be breached. Without derogating from the generality of the foregoing, in the event that at any time during the term of this Agreement beneficial ownership of the share capital of Lukisa (“the Changed Party”) shall change without the prior consent of Uramin and in consequence thereof beneficial ownership of the Company shall cease to comply with the minimum requirements for ownership by HDPs specified from time to time in terms of the Charter (or any other applicable Mining Law), such change of control shall be deemed to constitute a breach of this Agreement by such Changed Party for purpose of and in terms of clause 31. For purposes hereof, a “change of control” shall mean that the person or persons beneficially owning the majority of, or entitled to exercise the majority of all voting rights in respect of, the share capital of, or entitled to exercise management control over, the Changed Party as at the Signature Date, shall cease beneficially to own the majority of such shares (or members’ interests, as the case may be), or cease to be entitled to exercise the majority of all voting rights in respect thereof and/or management control over such Changed Party.

PART SIX – GENERAL AND MISCELLANEOUS PROVISIONS

22.	SHAREHOLDERS’ CLAIMS

Save as otherwise expressly provided herein or as may be agreed in writing by Shareholders holding more than 75% (seventy-five percent) of the Shares, the claims of the Shareholders on loan account against the Company (“the Claims”) shall be subject to the following terms and conditions, namely –

22.1	they shall be interest free;

22.2	subject to the available cash resources of the Company, they shall be repaid as may be agreed from time to time between the Company and the Shareholders;

22.3

all repayments by the Company to the Shareholders shall be made pro rata to their respective Claims: provided that if any Shareholder shall as at the time of such repayment have contributed funding to the Company in excess of its pro-rata share, which excess shall not have been repaid at that time, such excess shall first be repaid; and

22.4

they shall in any event be repaid on the granting of any order (whether provisional or final) placing the Company under judicial management or in liquidation or on the granting of any final judgment against the Company if the Company does not satisfy the judgement within 30 (thirty) days after it becomes final.

23.	INFORMATION RELATING TO THE COMPANY AND ITS SUBSIDIARIES

The Parties shall each be entitled to examine the books and records of the Company and its subsidiaries and to be supplied with all relevant financial and other information in relation to the Company, its subsidiaries and joint venture in order to keep them properly informed about the business and affairs of the Company and its subsidiaries and generally to protect their respective interests.

24.	VOTING SUPPORT

The Parties mutually undertake each in favour of the other, to exercise their respective voting rights in the Company to implement, observe, maintain and support the provisions of this Shareholders’ Agreement.

25.	INCONSISTENCY BETWEEN THIS AGREEMENT AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

25.1

Notwithstanding anything herein implied or contained to the contrary and subject to all applicable laws, in the event of their being any inconsistency between the provisions of this Shareholders’ Agreement and the rights and obligations of the Parties under the memorandum and Articles of Association of the Company, the provisions of this Shareholders’ Agreement shall prevail as amongst the Parties.

25.2

Any Shareholder shall be entitled by written notice to the other Parties to require any or all of them to do all such things and to sign all such documents and to adopt all such resolutions as may be necessary to amend the memorandum and Articles of Association so as to conform with the provisions of this Agreement.

26.	SUPPORT AND HARDSHIP

26.1

The Shareholders undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things the performance of all such actions, and the taking of all such steps, as may be open to them and necessary or desirable for or incidental to the putting into effect or maintenance of the terms, conditions, important and intent of this Shareholders’ Agreement.

26.2

Where circumstances arise which were not contemplated by the Shareholders as at the Commencement Date, which render impractical the implementation of this Shareholders’ Agreement, the Shareholders will meet and negotiate in good faith to establish a modus operandi for the attainment and fulfilment of the fundamental purpose of this Shareholders’ Agreement.

26.3

The Shareholders agree that, if during the currency of this Shareholders’ Agreement, there is any significant change in circumstances, which results in one or more of the Shareholders being placed in an inequitable or unfavourable position, the Shareholders shall meet with a view to agreeing, in a spirit of mutual trust and understanding, what modification, if any, to this Shareholders’ Agreement would be appropriate in order to take account of such change.

26.4	The Shareholders undertake to act towards each other in all respects relating to this Shareholders’ Agreement in the utmost good faith.

27.	FORCE MAJEURE

If any Party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under this agreement by reason of strike, lock-out, fire, explosion, floods, riot, war, accident, act of God, embargo, legislation, shortage of or a breakdown in transportation facilities, civil commotion, unrest or disturbances, cessation of labour, government interference or control, or any other cause or contingency beyond the control of that Party, the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure in the performance of any obligations hereunder or loss or damages either general, special or consequential which the other Parties may suffer due to or resulting from such delay or failure, provided always that written notice shall forthwith be given of any such inability to perform by the Affected Party. Any Party invoking force majeure shall upon termination of such event giving rise thereto forthwith give written notice thereof to the other Parties.

28.	APPLICATION OF THE SHAREHOLDERS’ AGREEMENT TO SUBSIDIARIES OF THE COMPANY

The provisions of this Agreement shall apply mutatis mutandis to any subsidiaries of the Company from time to time

29.	DISPUTE RESOLUTION

29.1

In the event of any deadlock arising at any time between the Directors on the Board or between the Shareholders in relation to any Restricted Matter contemplated in clause17, such matter, if it remains unresolved for more than 10 (ten) business days after such deadlock or dispute shall have arisen, shall forthwith be referred to a special committee (“the CEO Committee”) comprising the respective chief executive officers (or their respective delegates nominated in writing) of all of the Shareholders and the Parties shall procure that the CEO Committee is placed in possession of sufficient information in regard to such deadlock or dispute as will enable its members to reach a decision in respect thereof. The CEO Committee shall use its bona fide efforts to resolve the matter on the basis of unanimous consensus between its members by no later than 10 (ten) business days after the deadlocked issue or dispute shall first have been referred to it; failing which, the issue in question will be decided by majority vote. Such majority decision shall be final and binding on the Shareholders and the Company and not capable of review or appeal.

29.2

In the event of any dispute (other than a matter contemplated in clause29.1) arising between the Parties in regard to the interpretation of, the effect of, the Parties’ respective rights and obligations under, a breach of and/or any matter arising out of this Agreement, such dispute shall firstly be referred mutatis mutandis to a CEO Committee comprising the chief executive officers (or his delegate nominated in writing) of each of the Parties to the dispute, which shall meet as soon as possible after referral of the dispute to it and shall use its bona fide best efforts to resolve the dispute.

29.3

In the event that the CEO Committee referred to in 29.1 shall reach deadlock, or the CEO Committee referred to in 29.2 shall have failed, for whatever reason, to resolve the dispute by not later than 20 business days after the dispute shall first have arisen, the dispute shall forthwith be referred to a further committee (“the Special Committee”) consisting of the respective chief executive officers of each of the Shareholders who are parties to the dispute, an attorney nominated by each such Party and a professional mediator appointed by agreement between all of the attorneys nominated by each such Party. In the absence of agreement between the said attorneys on the identity of such mediator within 5 business days, the mediator shall be appointed at the request of any of the said attorneys by the President for the time being of the Law Society of the Northern Provinces.

29.4

The Special Committee shall meet as soon as possible after referral of the dispute to it, and shall use its bona fide best efforts to resolve the dispute by no later than 30 business days after the dispute shall first have been referred to it. The Special Committee shall its first meeting determine its own rules and procedures; provided however that all decisions of the Special Committee shall be by way of majority vote, and shall be final and binding on the Shareholders and the Company and not capable of review or appeal.

29.5	It is expressly recorded and agreed between the Parties that any deadlock between them, whether at Board or Shareholder level, shall not constitute grounds for the winding- up of the Company.

30.	ARBITRATION

30.1

Subject to the provisions of clause29, in the event that the Special Committee referred to in clause 29.3 shall fail to resolve or settle any dispute or difference referred to it within the period referred to therein, the said dispute or difference shall on written demand by any party to the dispute be submitted to arbitration in Johannesburg in accordance with the rules of the Arbitration Foundation of Southern Africa (“the “Foundation”). The said arbitration shall be held informally and in the English language, it being the intention that if possible it shall be held and concluded within 45 business days after it has been demanded.

30.2	The arbitrator shall be if the question in issue is:

30.2.1	primarily an accounting matter, an independent practising chartered accountant of not less than 10 years standing agreed upon between the Parties to the dispute;

30.2.2	primarily a legal matter, a practising Senior Counsel of no less than 10 years standing agreed upon between the Parties to the dispute;

30.2.3	any other matter, an independent and appropriately qualified person agreed upon between the Parties to the dispute.

30.3

If the Parties to such dispute fail to agree in writing on an arbitrator within 10 (ten) days after arbitration has been demanded, the arbitrator shall be nominated at the request of any Party to the dispute by the President for the time being of the Foundation.

30.4	The Parties irrevocably agree that the submission to arbitration in terms of this clause is subject to the rights of appeal set out hereunder.

30.5

Any party to the arbitration may appeal the decision of the arbitrator within a period of 21 (twenty-one) days after the arbitrator’s ruling has been handed down, by giving written notice to that effect to the other party or parties to the arbitration. The appeal shall be dealt with in accordance with the rules of the Foundation by a panel of three arbitrators appointed by the Foundation.

30.6

If no appeal has been lodged by any party to the arbitration, the decision of the arbitrator shall be final and binding on the parties to the arbitration after the expiry of the period of 21 (twenty-one) days from the date of the arbitrator’s ruling. If an appeal has been lodged, the ruling of the panel of arbitrators shall be final and binding on the parties to the arbitration and not capable of review or further appeal. A decision which becomes final and binding in terms of this clause 30.6 may be made an Order of Court at the instance of any party to the arbitration.

30.7

Any arbitration in terms of this clause 30 shall be conducted in camera and the Parties shall treat as confidential and shall not, without the express written consent of the other parties to the arbitration, disclose to any third party details of the dispute submitted to arbitration, the conduct of the arbitration proceedings or the outcome of the arbitration.

30.8

Nothing contained in this clause 30 shall prevent or preclude any Party from approaching any Court having competent jurisdiction for urgent or interlocutory relief in respect of any matter arising herefrom.

30.9

The provisions of this clause 30 shall be divisible from any other part of the Agreement and shall survive the termination or cancellation of this Agreement for whatever reason, notwithstanding that the rest of the Agreement may be void or voidable.

31.	BREACH

31.1

If at any time a Shareholder (the “Affected Party”) is placed under judicial management or in liquidation (or any similar or analogous proceedings in its jurisdiction), whether voluntary, compulsory, final or provisional, or compounds or enters into an arrangement of compromise with its creditors (other than for purposes of a reconstruction or amalgamation of its business), the other Shareholders shall have the right (but not the obligation) to acquire at the Market Value all (but not part only) of the Shareholding Interest of the Affected Party (“the Affected Interest”), upon written notice to that effect given by the other Shareholders (or any of them) to the Affected Party after the occurrence of the events envisaged herein.

31.2

Upon determination of the Market Value of the Affected Interest as envisaged in clause31.1, the other Shareholders shall be entitled within 60 (sixty) days thereafter, on written notice to the Affected Party (or its representative shareholder) to elect whether or not they (or any of them) wish to proceed with the acquisition of the Affected Interest, in such proportions between them as they may have agreed in writing (or failing such agreement, pro rata in proportion to their respective relative Shareholdings). If such Shareholders (or any of them) (“the Acquiring Shareholders”) elect so to proceed, they shall within such 60 (sixty) day period effect payment to the Affected Party, in cash in immediately available funds, of the price determined for the Affected Interest (but less the amount of any monies that may be owing by the Affected Party to the other Shareholders), against delivery thereof in such form as may be necessary or appropriate to transfer and vest ownership thereof in the Acquiring Shareholders in accordance with the laws of the Republic.

31.3

If at any time any Shareholder (“the Defaulting Shareholder”) commits a breach of any of the material terms and conditions of this Agreement and fails to remedy such breach within 30 (thirty) days after the receipt of written notice from any of the other Shareholders requiring it to remedy such default, the other Shareholders shall have the right at their option, but without detracting from their further or alternative rights and remedies and without prejudice to any claim which they may have for damages for breach of contract or otherwise, to cancel this Agreement, in which event:

31.3.1	this Agreement shall terminate;

31.3.2	the Defaulting Shareholder shall be released from all of its obligations under this Agreement, save and except where such obligations arose from events which occurred prior to breach;

31.3.3

the non-defaulting Shareholders shall be entitled forthwith take transfer of the Defaulting Shareholder’s Shares in (but not its claims against) the Company and the provisions of clauses 31.1 and 31.2 shall apply mutatis mutandis in relation thereto.

31.4

Notwithstanding the provisions of clause31.3, no Shareholder shall be entitled to exercise or enforce any remedy against another Shareholder in relation to any breach of the terms and conditions of this Agreement:

31.4.1	if this Agreement specifies the steps to be taken in the event of such breach, unless it takes such steps;

31.4.2	if this Agreement specifies an alternative remedy for such breach;

31.4.3	unless the said breach is fundamental, material and goes to the root of this Agreement.

32.	DOMICILIUM

32.1	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

Company:	204 Rivonia Road
Block A
Morningside
Sandton
Telefax : (011) 884-9557
Attention: Mr J Pitman

Uramin:	204 Rivonia Road
Block A
Morningside
Sandton
Telefax : (011) 884-9557
Attention: Mr I Stalker

Lukisa:	c/o AMB Capital Limited
18 Fricker Road
Illovo
Sandton

Telefax : (011) 268-6886
For attention of: Mr T Maloisane

32.2

Any Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in the Republic of South Africa, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

32.3	All notices, demands, communications or payments intended for any Party shall be made or given at such Party’s domicilium for the time being.

32.4	A notice sent by one Party to another Party shall be deemed to be received:

32.4.1	on the same day, if delivered by hand;

32.4.2	on the same day of transmission if sent by telefax and if sent by telefax with receipt received confirming completion of transmission;

32.4.3	on the fifteenth day after posting, if sent by prepaid registered mail.

32.5

Any notice in terms of this Agreement shall only be validly given if in written or printed paper based form. For the avoidance of doubt, where any provision of this Agreement requires any Party to perform any act in writing, this requirement will only be satisfied if such performance is made in a written or printed paper base form. The provisions of the Electronic Communications and Transactions Act, 2002 (No. 25 of 2002) are in this regard expressly excluded from this Agreement, and data messages (as defined in that Act) are excluded as a valid form of notice in terms hereof.

32.6

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

33.	TRANSACTIONS INDIVISIBLE

All the transactions and arrangements contained or contemplated by this Agreement constitute a single and indivisible transaction.

34.	COSTS

Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and signature of this Agreement.

35.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Republic. Subject to clause 30, the Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of the Republic (Witwatersrand Local Division) in respect of any matter arising in terms of and/or in connection with this Agreement.

36.	GENERAL

36.1

This Agreement constitutes the sole record of the agreement amongst the Parties in regard to the subject matter thereof, and expressly supersedes and novates all prior or other agreements, written or oral, between the Parties.

36.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

36.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

36.4

No indulgence which any of the Parties (“the Grantor”) may grant to the other or others of them (“the Grantee(s)”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee(s) which might have arisen in the past or which might arise in the future.

36.5

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

36.6

Save as expressly provided in this Agreement, none of the Parties shall be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement save and except with the prior written consent of the others.

THUS DONE and SIGNED at ___________________________on this the ________________day of ________________________2007.

For and on behalf of
URAMIN INCORPORATED
by name:

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________on this the ________________day of ________________________2007.

For and on behalf of
LUKISA INVEST 100 (PROPRIETARY) LIMITED
by name:

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________on this the ________________day of ________________________2007.

For and on behalf of
URAMIN LUKISA JV COMPANY (PROPRIETARY) LIMITED
by name:

who warrants his authority hereto

SCHEDULE 1

EXISTING MINING TITLES